Exhibit 99.1

Ivanhoe Energy Reports Third Quarter 2014 Financial Results

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY, Oct. 30, 2014 /CNW/ - Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) today reported its financial results for the third quarter of 2014.

Third Quarter Financial Summary

Ivanhoe Energy filed its quarterly financial report on Form 10-Q with the U.S. Securities and Exchange Commission and its unaudited interim consolidated financial statements with the Canadian Securities Administrators for the quarter ended September 30, 2014.

(US$000s, except per share amounts) (unaudited)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net loss from continuing operations	(93,443)	(15,210)	(111,489)	(35,570)
Net loss per share, from continuing operations*	(5.70)	(0.93)	(6.80)	(2.17)

Net cash used in operating activities	(3,790)	(10,423)	(19,239)	(31,049)

Capital expenditures	447	3,933	1,559	16,070

Cash and cash equivalents (end of period)	357	35,209	357	35,209
Restricted cash	500	500	500	500

* Basic and diluted

Net loss from continuing operations for the three months ended September 30, 2014 was $93.4 million, which was $78.2 million higher compared to a net loss from continuing operations of $15.2 million incurred during the same period in 2013. The increase is primarily due to an $89.2 million impairment charge recorded on the Tamarack Project. Also included in the net loss for the three months ended September 30, 2014 was $5.3 million in general and administrative expenses, a $2.9 million foreign exchange gain and $1.9 million in finance expenses. These items are explained in detail below.

Net Cash Used In Operating Activities

Net cash used in operating activities for the three months ended September 30, 2014 was $3.8 million, which was $6.6 million lower compared to net cash used in operating activities of $10.4 million incurred during the same period in 2013. The decrease is primarily due to $3.0 million in decreased general and administrative (G&A) expenses as discussed above which excludes non-cash share-based compensation expense, $4.7 million less in exploration and evaluation costs expensed for the Asia segment, and $1.1 million in other net changes impacting operating activities.

General and Administrative Expenses

G&A expenses for the three months ended September 30, 2014 were $5.3 million, which was $3.8 million lower compared to G&A expenses of $9.1 million incurred during the same period in 2013. The decrease is primarily due to a $1.9 million decrease in staff costs as a result of reduced staffing levels in 2014, a $1.0 million decrease in legal costs and a $1.0 million net decrease related to other miscellaneous G&A items as a result of decreased business activities.

Liquidity and Capital Resources

On October 10, 2014, the company's working capital was augmented by a $2.2 million secured bridge loan provided by founder and Executive Co-Chairman, Robert Friedland. Concurrent with providing the bridge loan to the company, Mr. Friedland resigned as the company's Executive Co-Chairman and as a director citing potential conflicts of interest. The bridge loan bears interest at the rate of 10% per annum, with a maturity of six months from the date of advance. Mr. Friedland's loan is secured by a first charge against the assets of the company, with the exception of all assets and subsidiaries of Ivanhoe Energy Latin America.

As at October 28, 2014, the company had cash and cash equivalents of $2.0 million. The company's existing financial resources are insufficient to fund the future capital expenditures necessary to advance the development of its existing projects. The company expects to receive a net tax refund from a sovereign government, which will enhance liquidity in the near term. The company also has engaged advisors who are assisting in the pursuit of additional funding with a view to providing the company with sufficient liquidity through the end of 2015. There is no assurance that the company will be able to secure sources of new financing, or do so on favorable terms.

Capital Structure

At a Special Meeting of Shareholders held on August 13, 2014, the company's shareholders approved a proposal to effect a share consolidation as a means of regaining compliance with NASDAQ's minimum bid price requirements prior to September 2, 2014. On August 14, 2014, the company announced that it would proceed with the share consolidation and that the company's Board of Directors had selected a share consolidation ratio of one new common share for every seven existing common shares. The share consolidation reduced the number of outstanding common shares from approximately 114.8 million to approximately 16.4 million.

On September 3, 2014, the company announced that it had received notification from the NASDAQ that it regained compliance with the $1.00 minimum bid price rule for a NASDAQ listed issuer.

PROJECT AND HTL® UPDATES

Block 20 Project Update

The company previously has disclosed its joint venture strategy with the goal of financing the continued appraisal and development of Block 20. Ivanhoe invited one of the world's largest national oil companies (NOC) that has experience working in Ecuador, to review Ivanhoe's investment in Block 20. This resulted in an agreement in principle subject to the approval of the Ecuadorian government. Structured commercially as a farm-in, the arrangement agreed in principle with the NOC will recognize Ivanhoe's investment to-date. If and when a definitive agreement is signed, the NOC will become the majority partner in, and operator of, Block 20.

Ivanhoe and the NOC presented a joint proposal to the Ecuadorian government on March 21, 2014. Due to the importance and size of Block 20, the government took time to carefully consider its options for the development of Block 20 and has decided that it would like to advance negotiations regarding the proposal.

In the interim, the NOC has asked for more time to review its potential investments on a world-wide basis due to a change in senior management. Ivanhoe is optimistic that the planned consortium and government negotiations regarding Block 20 will resume in the fourth quarter of 2014 with the possibility of a successful conclusion in the first quarter of 2015. However, no assurance can be given at this time.

Ivanhoe has negotiated the process and terms of a termination by mutual agreement of the Specific Services Contract with the government under which Ivanhoe has operated Block 20 since 2008 and the migration to a new Service Contract with the consortium. Ivanhoe and the NOC have worked to assure that this process fully complied with the government's protocol.

Tamarack Project Update

In the third quarter of 2014, the company reviewed the carrying values of its intangible assets as a result of the decline in the company's market capitalization, which can be viewed as an indicator of impairment. As a result of this review, the company determined that the recoverable amount of the Tamarack Project was less than its carrying amount. This decline in value is in part a result of the decision by the Alberta Energy Regulator (AER) to delay the Tamarack application approval process and a delay by the company in advancing the Tamarack Project or securing a strategic joint investor. The company assessed the recoverable amount of the Tamarack Project based on a fair value less costs of disposal methodology with consideration to the enterprise values of other companies with similar assets that bear some geological resemblance to the Tamarack Project. This analysis provided the company with an estimated reserve value per barrel of contingent and probable reserves which it used to estimate that the recoverable value of the Tamarack Project at September 30, 2014 was $65.0 million. The company has recorded a non-cash impairment charge of $89.2 million in relation to the Tamarack Project for the three and nine months ended September 30, 2014.

The company continues to participate in industry wide initiatives to assist the AER in establishing a long term shallow SAGD Policy. To this end, a senior technical representative from Ivanhoe will sit on the Canadian Association of Petroleum Producer's (CAPP) steering committee. Feedback to the AER from this steering committee is anticipated to be delivered in the first quarter of 2015. The company has suspended spending and development on Tamarack until the new shallow SAGD regulations are known. The company continues to consider and investigate alternative technologies that can be used to develop the 2P reserves and resources of the Tamarack property.

Heavy to Light (HTL) Update

The company's discussions with the National Oil Company of Colombia continued in the third quarter. Despite the recent drop in oil prices, the company believes that HTL projects will still be able to generate attractive rates of return.

Ivanhoe Energy is an independent heavy oil exploration and development company with a proprietary heavy oil upgrading process (HTL®). The company has two significant heavy oil development projects – Tamarack in Canada and Block 20 in Ecuador, HTL facilities in the United States and business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN. For more information, please visit www.ivanhoeenergy.com.

This release should be read in conjunction with Ivanhoe Energy's Form 10-Q for the quarter ended September 30, 2014, available at www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements.  Statements that contain words such as "could", "should", "can", "anticipate", "estimate", "propose", "plan", "expect", "seek", "believe", "will", "may" and similar expressions and statements relating to matters that are not historical facts constitute "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In particular, forward-looking statements contained in this document include, but are not limited to, statements relating to or associated with individual wells, regions or projects and future crude oil prices. Any statements as to possible future production levels; future royalty and tax levels; future capital expenditures, their timing and their allocation to exploration and development activities; future asset acquisitions or dispositions; future sources of funding for the company's capital programs and plans related to enhancing the company's liquidity; future debt levels; availability of future credit facilities; possible commerciality of the company's projects; development plans, including the company's Tamarack Project, or capacity expansions; future ability to execute dispositions of assets or businesses; future formation of joint ventures and other business relationships with third parties; future sources of liquidity, cash flows and their uses; future drilling of new wells; ultimate recoverability of current and long term assets; ultimate recoverability of reserves or resources; expected operating costs; estimates on a per share basis; future foreign currency exchange rates, future expenditures and future allowances relating to environmental matters and the company's ability to comply therewith; dates by which certain areas will be developed, come on-stream or reach expected operating capacity; and changes in any of the foregoing may be forward-looking statements.

The forward-looking statements contained in this document are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. These factors and others are discussed in more detail in the company's filings with the Securities and Exchange Commission, all of which are available on the Investors page of our website at www.ivanhoeenergy.com, including the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the headings "Risk Factors", "Special Note Regarding Forward-Looking Statements" and "Management Discussion and Analysis of Financial Condition and Results of Operations".

The forward-looking statements contained in this document are made as of the date hereof and the company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable securities laws. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement.

SOURCE Ivanhoe Energy Inc.

%CIK: 0001106935

For further information: Investors: Bill Trenaman +1.604.331.9834; Media: North America: Bob Williamson +1.604.512.4856

CO: Ivanhoe Energy Inc.

CNW 17:00e 30-OCT-14